Exhibit 3.02

CERTIFICATE OF CORPORATE DOMESTICATION
OF
DECISIONPOINT SYSTEMS, INC.

The undersigned, the Chief Financial Officer of DecisionPoint Systems, Inc. (hereinafter called the “Corporation”), for the purposes of domesticating under Section 388 of the General Corporation Law of the State of Delaware, does certify that:

1.	The Corporation was first formed, incorporated, or otherwise came into being on August 16, 2010 in the jurisdiction of the Province of Ontario, Canada.

2.
The name of the Corporation immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware was DecisionPoint Systems, Inc.

3.
The name of the Corporation as set forth in its certificate of incorporation to be filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is DecisionPoint Systems, Inc.

4.
The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware is Ontario, Canada and the principal place of business was 333 Bay Street, Suite 2400, Toronto, Ontario, Canada M5H 2T6.

5.
The domestication of the Corporation as a Delaware corporation has been approved in the manner provided for and in accordance with the organization documents that govern the internal affairs and the conduct of the business of the Corporation and in accordance with applicable laws of the province of Ontario.  A Certificate of Incorporation of DecisionPoint Systems, Inc, which was approved in the manner provided for and in accordance with the organization documents that govern the internal affairs and the conduct of the business of the Corporation and in accordance with applicable laws of the province of Ontario, is being filed contemporaneously with this Certificate of Corporate Domestication.

6.	The effective time of this Certificate of Corporate Domestication shall be 5:00pm EST on June 15, 2011.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14 day of June, 2011.

DECISIONPOINT SYSTEMS, INC.

By: /s/Donald W. Rowley
Name: Donald W. Rowley
Title: Chief Financial Officer